Exhibit 99.3

May 4, 2020

The Board of Directors

TD Ameritrade Holding Corporation (the “Company”)

200 South 108th Avenue

Omaha, NE 68154

Re: Amendment No. 2 to the Registration Statement on Form S-4 of The Charles Schwab Corporation relating to The Charles Schwab Corporation common stock, par value $0.01, filed May 4, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 20, 2019 (the “Opinion Letter”), with respect to the fairness, as of the date thereof, of the Exchange Ratio in connection with the Merger to the holders of Shares (other than the Toronto-Dominion Bank, the Significant Company Stockholders, and their respective affiliates) from a financial point of view. Capitalized terms used but not defined herein shall have the meanings set forth in the Opinion Letter.

The Opinion Letter was provided for the information and assistance of the Strategic Development Committee of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger. We understand that the Company has determined to include and reference the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Summary—Opinions of the Strategic Development Committee’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors”, “The Merger—Opinions of the Strategic Development Committee’s Financial Advisors”, “The Merger Agreement—Representations and Warranties” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

Very truly yours,

PJT Partners LP

/s/ PJT Partners LP